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                                                                   EXHIBIT 11.1


                             INTERACTIVE GROUP, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                       THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                             JUNE 30,                        JUNE 30,
                                                                      ----------------------          ----------------------
                                                                       1997            1996            1997            1996
                                                                      ------          ------          ------          ------
Net income                                                            $  437          $  453          $  367          $  895
                                                                      ======          ======          ======          ======

Computation of weighted average common and common equivalent shares outstanding:

Primary
    Weighted average shares outstanding                                4,522           4,385           4,504           4,385
    Stock options and warrants                                            57              42              50              45
                                                                      ------          ------          ------          ------
       Weighted average common and common
         equivalent shares outstanding                                 4,579           4,427           4,554           4,430
                                                                      ======          ======          ======          ======

Net income per common and
    common share equivalents outstanding                              $ 0.10          $ 0.10          $ 0.08          $ 0.20
                                                                      ======          ======          ======          ======


Fully dilutive effect of stock options on per share amounts for the three and six month periods ended June 30, 1997 and 1996 has not been presented since any reduction of less than 3 percent in the aggregate need not be considered as dilution.


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